Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Notes	$3,365,520.00	$132.26

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $534,121.89 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $132.26 is offset against the registration fee due for this offering and of which $533,989.62 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Registration Statement no. 333-134553
Dated June 25, 2008
Rule 424(b)(2)

PRICING SUPPLEMENT NO. 1

(To prospectus dated May 30, 2006

prospectus supplement date May 30, 2006

underlying supplement no. 1270 dated May 28, 2008

and product supplement no. 1160-I dated May 23, 2008)

MTNI885

Return Optimization Securities with Partial Protection

Linked to the PowerShares WilderHill Clean Energy Portfolio

Enhanced Return Strategies for Moderate-Return Environments

Lehman Brothers Holdings Inc. $3,365,520 Notes Linked to the PowerShares WilderHill Clean Energy Portfolio due December 31, 2009

Investment Description

These Return Optimization Securities with Partial Protection Linked to the PowerShares WilderHill Clean Energy Portfolio (the “Notes”) provide potentially enhanced returns based on the positive performance of the PowerShares WilderHill Clean Energy Portfolio (the “Index Fund”) as well as protection, at maturity of the Notes, of 10% of your principal. The Notes are designed to enhance returns in a moderate-return environment – meaning an environment in which stocks generally experience no more than moderate appreciation. If the Share Return is positive, at the maturity of the Notes you will receive your principal plus a return equaling 200% of the Share Return, up to the Maximum Gain, providing you with an opportunity to outperform the Index Fund. If the Share Return is less than or equal to 0% and equal to or greater than -10%, at maturity of the Notes you will receive your principal amount. If the Share Return is less than -10%, at maturity you will lose 1% of your principal for every 1% decline in the Share Return beyond 10%. Partial principal protected investments can help reduce portfolio risk while maintaining an increased exposure to equities. The partial principal protection feature applies only at maturity. Investing in the Notes is subject to significant risks, including potential loss of up to 90% of your principal, and a capped appreciation at maturity.

Features

❑	Growth Potential—Investors receive enhanced upside participation in the performance of the Index Fund up to the Maximum Gain of 33.40%.

❑	Partial Protection of Principal—At maturity of the Notes, investors will receive a cash payment equal to at least 10% of their invested principal.

Key Dates

Trade Date	June 25, 2008
Settlement Date	June 30, 2008
Final Valuation Date*	December 28, 2009
Maturity Date*	December 31, 2009

*	Subject to postponement in the event of a market disruption event, as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 1160-I.

Security Offerings

We are offering Return Optimization Securities with Partial Protection Linked to the PowerShares WilderHill Clean Energy Portfolio. The return on the Notes, if any, is subject to, and will not exceed, the Maximum Gain of 33.40%. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof.

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 1160-I dated May 23, 2008, underlying supplement no. 1270 dated May 28, 2008 and this pricing supplement. See “Key Risks” on page 8, the more detailed “Risk Factors” beginning on page SS-1 of product supplement no. 1160-I for risks related to an investment in the Notes and “Risk Factors” beginning on page US-1 of underlying supplement no. 1270 for risks related to the Index Fund.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 1160-I, underlying supplement no. 1270 or any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	$10.00	$0.175	$9.825
Total	$3,365,520.00	$58,896.60	$3,306,623.40

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the Notes are a part, and the more detailed information contained in product supplement no. 1160-I (which supplements the description of the general terms of the Notes) and underlying supplement no. 1270 (which describes the Index Fund, including risk factors specific to it). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 1160-I, underlying supplement no. 1270, this pricing supplement, any other relevant terms supplement and any other relevant free writing prospectus for complete details. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede product supplement no. 1160-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1160-I and “Risk Factors” in the accompanying underlying supplement no. 1270, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. toll-free at 1-877-827-2010 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement no. 1160-I dated May 23, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508121286/d424b2.htm

♦	Underlying supplement no. 1270 dated May 28 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508123755/d424b2.htm

♦	MTN Prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries. In this document, “Notes” refers to the Return Optimization Securities with Partial Protection Linked to the PowerShares WilderHill Clean Energy Portfolio that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦

You believe that the Index Fund will appreciate moderately—meaning that you believe the Index Fund will appreciate over the term of the Notes and that such appreciation, as leveraged by the Leverage Factor, is unlikely to exceed the Maximum Gain at maturity

♦

You are willing to make an investment that is concentrated in the clean energy sector: companies that focus on greener and generally renewable sources of energy and technologies facilitating cleaner energy.

♦	You seek an investment that offers partial principal protection when the Notes are held to maturity

♦	You are willing to risk losing up to 90% of your investment if the closing price per share of the Index Fund declines from the Trade Date to the Valuation Date by more than the Protection Percentage

♦	You are willing to invest in the Notes notwithstanding that their return will be limited to the Maximum Gain of 33.40%

♦	You are willing to hold the Notes to maturity and are aware that there may be little or no secondary market for the Notes

♦	You do not seek current income from this investment

♦	You are willing to forgo dividends paid on the stocks included in the Underlying Index

The Notes may not be suitable for you if, among other considerations:

♦	You do not believe the Index Fund will appreciate over the term of the Notes, or you believe the leveraged Share Return at maturity will be greater than the Maximum Gain

♦	You are unable or unwilling to hold the Notes to maturity

♦	You seek an investment that is 100% principal protected

♦	You seek an investment whose return is not subject to a cap that is equivalent to the Maximum Gain of 33.40%

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

♦	You seek current income from your investments

♦	You seek an investment for which there will be an active secondary market

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 8, “Risk Factors” in product supplement no. 1160-I, underlying supplement no. 1270 and the MTN prospectus supplement for risks related to an investment in the Notes.

Final Terms

Issuer	Lehman Brothers Holdings Inc. (A/A1/A+)[1]

Issue Price	$10 per Note

Term	1 year and 6 months

Index Fund	The PowerShares WilderHill Clean Energy Portfolio (Ticker: PBW)

Leverage Factor	2

Protection Percentage	10%

Maximum Gain	33.40%

Payment at Maturity (per $10)

If the Share Return (as defined below) is positive, you will receive a cash payment, per $10 Note principal amount, equal to:

$10 + [$10 × (Share Return × Leverage Factor)]

provided, however, that in no event will you receive an amount greater than $10 + ($10 × the Maximum Gain).

If the Share Return is between 0% and -10% inclusive, you will receive the principal amount of your Notes at maturity.

If the Share Return is less than -10%, you will receive a cash payment, per $10 Note principal amount, equal to:

$10 + [$10 × (Share Return + Protection Percentage)]

If the Share Return is lower than -10%, you could lose up to $9 per $10 Note principal amount.

Share Return	Final Share Price – Initial Share Price
Initial Share Price

Initial Share Price	$21.52, which was the closing price per share of the Index Fund on the Trade Date, divided by the Share Adjustment Factor

Final Share Price	The closing price per share of the Index Fund on the Final Valuation Date

Share Adjustment Factor	Initially set to 1.0 on the Trade Date, subject to adjustment under certain circumstances. See “Description of Notes—Antidilution Adjustments” in the accompanying product supplement no. 1160-I for further information about these adjustments

CUSIP	52523J263

ISIN	US52523J2630

Determining Payment at Maturity

[1]

Lehman Brothers Holdings Inc. is rated A by Standard & Poor’s, A1 by Moody’s and A+ by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

PowerShares WilderHill Clean Energy Portfolio

The PowerShares WilderHill Clean Energy Portfolio is distributed by Invesco Aim Distributors, Inc. and maintained by the Index Fund’s investment adviser, Invesco PowerShares Capital Management LLC (“Invesco PowerShares”). As discussed more fully in underlying supplement no. 1270 under the heading “The PowerShares WilderHill Clean Energy Portfolio,” the Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the WilderHill Clean Energy Index® (the “Underlying Index”). The Underlying Index, measures the performance of companies that focus on greener and generally renewable sources of energy and technologies facilitating cleaner energy. As of May 21, 2008, the Index Fund’s holdings was composed of 47 companies. The eight sectors of companies held by the Index Fund along with the percentage holdings as of May 21, 2008 were: Consumer Discretionary (6.54%), Consumer Staples (2.29%), Energy (6.39%), Health Care (0.87%), Industrials (33.28%), Information Technology (28.69%), Materials (7.01%) and Utilities (14.95%).

You can obtain the closing price per share of the PowerShares WilderHill Clean Energy Portfolio at any time from the Bloomberg Financial Markets page “PBW <Equity> <GO>“ or from the Invesco PowerShares website at www.invescopowershares.com.

The graph below illustrates the daily performance of the PowerShares WilderHill Clean Energy Portfolio from March 3, 2005 (which was the inception date of the Index Fund) to June 25, 2008. The historical prices of the PowerShares WilderHill Clean Energy Portfolio should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The PowerShares WilderHill Clean Energy Portfolio closing price per share on June 25, 2008 was $21.52.

The information on the PowerShares WilderHill Clean Energy Portfolio provided in this document should be read together with the discussion under the heading “The PowerShares WilderHill Clean Energy Portfolio” beginning on page US-6 of underlying supplement no. 1270. Information contained in the Invesco PowerShares website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples reflect the Leverage Factor of 2, the Protection Percentage of 10%, the Initial Share Price of $21.52 and the Maximum Gain of 33.40% and assume a range of Share Returns from +50% to -50%. The examples assume the Share Adjustment Factor remains constant at 1.0.

Example 1—The closing price per share of the Index Fund increases from the Initial Share Price of $21.52 to a Final Share Price of $22.60. Because the Final Share Price is $22.60 and the Initial Share Price is $21.52, the Share Return is 5%, calculated as follows:

($22.60 – $21.52) / $21.52 = 5%

Because the Share Return is 5%, the Payment at Maturity is equal to $11.00 per $10 Note principal amount calculated as follows:

$10 + [$10 × (5% × 2)] = $11.00

Example 2—The closing price per share of the Index Fund increases from the Initial Share Price of $21.52 to a Final Share Price of $26.90. Because the Final Share Price is $26.90 and the Initial Share Price is $21.52 the Share Return is 25%, calculated as follows:

($26.90 – $21.52) / $21.52 = 25%

Because the Share Return is 25% and the Leverage Factor is 2, the return on the Note would be equal to 50%, but it is subject to the Maximum Gain of 33.40%. Therefore, the Payment at Maturity is equal to $13.34 per $10 Note principal amount, calculated as follows:

$10 + [$10 × (33.40%)] = $13.34

Example 3—The closing price per share of the Index Fund decreases from the Initial Share Price of $21.52 to a Final Share Price of $20.44. Because the Final Share Price is $20.44 and the Initial Share Price is $21.52, the Share Return is -5%, calculated as follows:

($20.44 – $21.52) / $21.52 = -5%

Because the Share Return is -5%, the absolute value of which is less than the Protection Percentage, the Payment at Maturity is equal to $10.00 per $10 Note principal amount (a zero return).

Example 4—The closing price per share of the Index Fund decreases from the Initial Share Price of $21.52 to a Final Share Price of $18.29. Because the Final Share Price is $18.29 and the Initial Share Price is $21.52 the Share Return is -15%, calculated as follows:

($18.29 – $21.52) / $21.52 = -15%

Because the Share Return is equal to -15%, the absolute value of which is more than the Protection Percentage, you will lose 1% of principal for each 1% that the Share Return exceeds the Protection Percentage and the Payment at Maturity is equal to $9.50 per $10 (a loss of 5%) Note principal amount calculated as follows:

$10 + [$10 × (-15% + 10%)] = $9.50

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument. Subject to certain limitations, and based on certain factual representations received from us, in the opinion of Sidley Austin LLP, it is reasonable to treat a Note as a cash-settled financial contract for U.S. federal income tax purposes. Pursuant to this agreed upon treatment of the Notes, you will not be required to accrue any income on a Note prior to a sale, exchange or other disposition of a Note prior to maturity or the maturity of a Note. In addition, pursuant to this agreed upon treatment of the Notes, any gain or loss recognized by you upon a sale, exchange or other disposition of a Note or at maturity should be treated as long-term capital gain or loss if you have held such Note for more than one year as of the date of such sale, exchange or other disposition of the Note or maturity. Notwithstanding the foregoing, see “Potential Application of the Constructive Ownership Rules” below.

Potential Application of the Constructive Ownership Rules. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the shares of the Index Fund (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a United States holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the United States holder, determined as if the United States holder had acquired the Underlying Shares on the original issue date of the Note at fair market value and sold them at fair market value on the Maturity Date (if the Note was held until the Maturity Date) or on the date of sale or exchange of the Note (if the Note was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange, settlement or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, settlement or maturity of the Note).

Although the matter is not clear, there exists a risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a United States holder in respect of a Note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note will equal the excess of (i) any long-term capital gain recognized by the United States holder in respect of a Note over (ii) the “net underlying long-term capital gain” such United States holder would have had if such United States holder had acquired a number of the Underlying Shares at fair market value on the original issue date of the Note for an amount equal to the “issue price” of the Note and, upon the date of sale, exchange, settlement or maturity of the Note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Note). Accordingly, United States holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Recent Tax Law Developments. On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the Notes should be required to accrue income on a current basis over the term of the Notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Code (as described above). It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the Notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the Notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 1160-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1160-I.

Key Risks

An investment in the Notes involves significant risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. Some of these risks are summarized below and are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1160-I and in the “Risk Factors” section of the accompanying underlying supplement no. 1270, which you are urged to read. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦

Partial Principal Protection Only Applies if You Hold the Notes to Maturity: You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market, you may have to sell them at a discount and you will not have partial principal protection for a decline in the Index Fund up to 10%. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

Your Investment in the Notes May Result in a Loss: The Notes do not guarantee any return of principal in excess of $1.00 per $10 Note principal amount. The return on the Notes at maturity is linked to the performance of the Index Fund and will depend on whether, and the extent to which, the Share Return is positive or negative. Your investment will be fully exposed to any decline in the Index Fund if, and to the extent to which, the Share Return is lower than -10%. You may lose up to 90% of your principal if the Index Fund declines.

♦

Maximum Gain: A direct leveraged investment in the Index Fund or in stocks included in the Underlying Index may exceed the Maximum Gain of 33.40%. YOU WILL NOT RECEIVE A RETURN ON THE NOTES GREATER THAN THE MAXIMUM GAIN EVEN IF THE PRODUCT OF THE SHARE RETURN AND THE LEVERAGE FACTOR IS GREATER THAN THE MAXIMUM GAIN.

♦

No Assurances of Positive-Return Environment: While the Notes are structured to provide potentially enhanced returns in a positive-return environment, we cannot assure you of the economic environment during the term or at maturity of your Notes.

♦

No Interest or Dividend Payments or Voting Rights: As a holder of the Notes, you will not have any ownership interest or rights in the Index Fund or in the stocks held by the Index Fund or in the stocks included in the Underlying Index, such as voting rights, dividend payments or other distributions.

♦

Differences Between the Index Fund and the Underlying Index: The Index Fund does not fully replicate the Underlying Index, may hold securities not included in the Underlying Index and will reflect transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Index Fund and its Underlying Index. In addition, because the shares of the Index Fund are traded on the American Stock Exchange and are subject to market supply and investor demand, the market price per share of the Index Fund may differ from the net asset value per share of the Index Fund.

♦

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the Payment at Maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

Dealer Incentives: We, our affiliates and agents, and UBS Financial Services Inc., and its affiliates, act in various capacities with respect to the Notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes, and such compensation may serve as an incentive to sell the Notes instead of other investments. We will pay compensation of $0.175 per $10 Note principal amount to the principals, agents and dealers in connection with the distribution of the Notes.

♦

Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us and your ability to sell or trade the Notes in the secondary market may be limited.

♦

Your Investment is Concentrated in the Clean Energy Sector: All of the securities included in the Underlying Index are issued by companies that focus on greener and generally renewable sources of energy and technologies facilitating cleaner energy. Consequently, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting the clean energy industry than an investment linked to a more broadly diversified group of issuers. The clean energy industry can be significantly affected by obsolescence of existing technology, short product cycles, falling prices and profits, competition from new market entrants and general economic conditions. Further, the clean energy industry can be significantly affected by intense competition and legislation resulting in more strict government regulations and enforcement policies and specific expenditures for cleanup efforts, and can be subject to risks associated with hazardous materials. The clean energy industry can be significantly affected by fluctuations in energy prices and supply of and demand for alternative energy fuels, energy conservation, the success of exploration projects and tax and other government regulations. The industry can also be significantly affected by the supply of and demand for specific products or services, the supply of and demand for oil and gas, the price of oil and gas, production spending, government regulation, world events and economic conditions.

Share prices for the types of companies in the clean energy industry have been significantly more volatile than shares of companies operating in other more established industries. Certain methods currently used to value companies involved in the alternative power and power technology sectors, particularly those companies that have not yet traded profitably, have not been in widespread use for a significant period of time. As a result, the use of these valuation methods may serve to further increase the volatility of certain alternative power and power technology share prices.

Specifically, this industry sector is relatively new and less researched than more established and mature sectors, and should therefore be regarded as having greater investment risk. Changes in U.S., European and other governments’ policies toward alternative power and power technology may also have an adverse effect on the performance of the Index Fund.

The Index Fund may hold shares of companies with a limited operating history, some of which may never have traded profitably. Investing in young companies with short histories is generally riskier than investing in companies with longer operating histories.

♦

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Price per Share of the Index Fund and, Consequently, the Value of the Notes: We, our affiliates and agents publish research from time to time on matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. We, our affiliates and agents may publish or may have published research or other opinions that are inconsistent with an investment position in the PowerShares WilderHill Clean Energy Portfolio. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Additionally, UBS Financial Services Inc. and its affiliates may publish or may have published research or other opinions that are inconsistent with an investment position in the PowerShares WilderHill Clean Energy Portfolio. You should make your own independent investigation of the merits of investing in the Notes.

♦

We Cannot Control Actions by the Companies Whose Stocks or Other Equity Securities are Represented in the WilderHill Clean Energy Index®: We are not affiliated with any of the companies whose stock is represented in the Underlying Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks included in the Underlying Index, shares of the Index Fund, stocks held by the Index Fund or your Notes. None of the money you pay us will go to any of the companies represented in the Underlying Index, and none of those companies will be involved in the offering of the Notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the Notes in taking any corporate actions that might affect the value of your Notes.

♦

An Investment in the Notes is Subject to Risks Associated with Non-U.S. Securities Markets: The WilderHill Clean Energy Index® contains stocks that have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

♦

Credit of Issuer: An investment in the Notes will be subject to the credit risk of Lehman Brothers Holding Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

♦

Anti-Dilution Protection is Limited: The calculation agent will make adjustments to the Share Adjustment Factor for certain adjustment events affecting the Index Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

♦

A Market Disruption Event on a Day that Would Otherwise be a Final Valuation Date Will Delay Settlement of the Notes: If a market disruption event occurs on a day that would otherwise be a Final Valuation Date, settlement of the Notes will be delayed, depending on the circumstances surrounding the market disruption event, for up to eight (8) trading days following the Maturity Date.

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Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the price per share of the Index Fund on any day, the value of the Notes will be affected by a number of economic and market factors over which we have no control and that cannot readily be foreseen. These factors may include, but are not limited to, economic events, changes in monetary policy, inflation, interest rate volatility, supply and demand for the Notes, market expectations, political, legislative, accounting, tax and other regulatory events, and financial events that may either offset or magnify each other and which are described in more detail in the product supplement no. 1160-I.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the Notes.

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The Closing Price per Share of the Index Fund on the Final Valuation Date May be Below the Closing Price per Share of the Index Fund at the Maturity Date or at Other Times During the Term of the Notes: Because the Final Share Price is calculated based on the closing price per share of the Index Fund on the Final Valuation Date and not on the Maturity Date or any other date during the term of the Notes, significant volatility in the closing price per share of the Index Fund at or around the time of the Final Valuation Date could materially affect the Payment at Maturity. For example, a significant decline in the closing price per share of the Index Fund on the Final Valuation Date could result in a corresponding decline in the Payment at Maturity notwithstanding a significant increase in the closing price per share of the Index Fund on any date or dates subsequent to the Final Valuation Date. Under these circumstances, you may receive a lower Payment at Maturity than you would have received if you had invested in shares of the Index Fund, stocks held by the Index Fund or the stocks included in the Underlying Index or contracts relating to stocks held by the Index Fund or the stocks included in the Underlying Index, for which there is an active secondary market, the value of which could be realized on any date or dates other than, or in addition to, the Final Valuation Date.

Supplemental Plan of Distribution

We have agreed to sell to UBS Financial Services Inc. and Lehman Brothers Inc. (together, the “Agents”), and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We have, or our affiliate has, entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.